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                                                                     Exhibit 8.1

                                                     191 Peachtree Street
                                                     Atlanta, Georgia 30303-1763
                                                     Telephone: 404/572-4600
                                                     Fax: 404-572-5100
                                                     www.kslaw.com

                                  May 31, 2005

Post Properties, Inc.
Post Apartment Homes, L.P.
4401 Northside Parkway
Suite 800
Atlanta, Georgia  30327

Ladies and Gentlemen:

         We have acted as counsel for Post Properties, Inc., a Georgia corporation (the "Company") and Post Apartment Homes, L.P., a Georgia limited partnership (the "Operating Partnership"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, of $100,000,000 aggregate principal amount of 5.45% Notes due 2012 (the "Notes"), which are to be issued and sold by the Operating Partnership. This opinion is being rendered at the Operating Partnership's request and relates to the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), the classification, for federal income tax purposes, of the Operating Partnership and each of the partnerships and limited liability companies in which the Operating Partnership has, at any time through the date hereof, held a material interest (the "Pass-Through Affiliates"), and the discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes in the prospectus dated March 5, 2001 (the "Prospectus") under the caption "Federal Income Tax Considerations," as supplemented by the discussion in the prospectus supplement dated May 25, 2005 (the "Prospectus Supplement") under the caption "Federal Income Tax Consequences."

                        FACTS AND ASSUMPTIONS RELIED UPON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) (i) the registration statement on Form S-3

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Post Properties, Inc.
Post Apartment Homes, L.P.
May 31, 2005
Page 2

(Registration No. 333-55994) (the "Registration Statement"), filed by the Company and the Operating Partnership with the Commission on February 21, 2001, as it became effective under the 1933 Act, (ii) the Prospectus, (iii) the Prospectus Supplement, and (iv) the analyses of qualifying income and assets prepared by the Company with the assistance of PricewaterhouseCoopers LLP, the Company's accounting firm. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company and 1499 Massachusetts Avenue, Inc. ("1499 Inc.") and with PricewaterhouseCoopers LLP, including representations from the Company and 1499 Inc. in letters delivered to us on or about the date hereof.

                                     OPINION

         Based upon and subject to the foregoing, we are of the opinion that:

                  (i) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years ended December 31, 1993 through 2004, and its organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

                  (ii) The Operating Partnership and each Pass-Through Affiliate which is not 100% beneficially owned by the Operating Partnership are properly classified as partnerships, and not as corporations, associations taxable as corporations or "publicly traded partnerships" taxable as corporations, for federal income tax purposes. Each Pass-Through Affiliate that is 100% beneficially owned by the Operating Partnership is disregarded for federal income tax purposes.

                  (iii) Although the discussion set forth in the Prospectus under the caption "Federal Income Tax Considerations," as supplemented by the discussion set forth in the Prospectus Supplement under the caption "Federal Income Tax Consequences," does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Notes, such discussion constitutes, in all material respects, a fair and accurate summary under current law of the material United States federal income tax

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Post Properties, Inc.
Post Apartment Homes, L.P.
May 31, 2005
Page 3

         consequences of the purchase, ownership and disposition of the Notes by a holder who purchases such Notes, subject to the qualifications set forth therein. The United States federal income tax consequences of an investment in the Notes by an investor will depend upon that holder's particular situation, and we express no opinion as to the completeness of the discussions set forth in the referenced sections of the Prospectus and the Prospectus Supplement as applied to any particular holder.

         The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company, the Operating Partnership, and the investors in the Notes. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Notes.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion. We hereby consent to the filing of this opinion as an Exhibit to a current report on Form 8-K and to the references to our firm in the Prospectus Supplement.


                                       Very truly yours,



                                       /s/ King & Spalding LLP